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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Avaya Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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211 Mt. Airy Road
Basking Ridge, New Jersey 07920

NOTICE OF THE
2005 ANNUAL MEETING OF SHAREHOLDERS

January 4, 2005

To our Shareholders:

The Annual Meeting of Shareholders of Avaya Inc., a Delaware corporation, will be held on Tuesday, February 15, 2005 at 9:00 A.M., Eastern Standard Time, at Raritan Valley Community College, Rt. 28 and Lamington Rd., North Branch, New Jersey 08876 for the following purposes:

(1)	To elect four Directors; and

(2)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on December 20, 2004.

A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on February 15, 2005 and during ordinary business hours for ten days prior to the meeting at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920.

Please note that only shareholders and their proxies are invited to attend the Annual Meeting. If you plan to attend, please check the box provided on the accompanying proxy card or, if you vote over the Internet, follow the instructions provided to indicate that you plan to attend. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone so that your shares will be represented and voted at the Annual Meeting.

By Order of the Board of Directors

Pamela F. Craven
Secretary

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN
PROMPTLY THE ACCOMPANYING PROXY CARD
OR TO VOTE OVER THE INTERNET OR BY TELEPHONE

211 Mt. Airy Road
Basking Ridge, New Jersey 07920

PROXY STATEMENT FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed and made available electronically to shareholders on or about January 4, 2005, is solicited by the Board of Directors of Avaya Inc. (referred to throughout this Proxy Statement as “Avaya,” “the Company,” “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Tuesday, February 15, 2005. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of common stock (“Common Stock”) of Avaya as of the close of business on December 20, 2004 will be entitled to vote at the Annual Meeting. On October 1, 2004, there were outstanding and entitled to vote 455,843,490 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Avaya’s stock records maintained by our transfer agent, The Bank of New York), you may complete and sign the accompanying proxy card and return it to Avaya or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on February 14, 2005.

“Street name” shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on that form.

If you are a participant in the Avaya Savings Plan, the Avaya Savings Plan for Salaried Employees or the Avaya Savings Plan for the Variable Workforce or hold Common Stock in an Avaya Employee Stock Purchase Plan account, you will receive one proxy card for all shares that you own through those savings plans and in your Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of those plans where all accounts are registered in the same name. If you own shares through the savings plans or in an Employee Stock Purchase Plan account and do not vote, the savings plan trustees will vote your plan shares in the same proportion as shares for which instructions were received under each savings plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

Can I change my vote after I return my proxy card or after I vote electronically or by telephone?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Regardless of whether you voted using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. You may change your vote either by submitting a proxy card prior to the date of the Annual Meeting or by voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting. In each event, the later submitted vote will be recorded and the earlier vote revoked.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

The election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors.

Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any matter will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on any matter.

What information do I need to attend the Annual Meeting?

You will need an admission ticket to attend the Annual Meeting. If you are a record shareholder who received a paper copy of this Proxy Statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name shareholder or if you have received your proxy materials electronically, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement or a statement indicating your holdings in an Avaya savings plan or Employee Stock Purchase Plan account, to our transfer agent, The Bank of New York, at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are an Avaya shareholder.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the Directors’ proposal to elect the nominated Directors set forth on page 5 of this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Avaya. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Avaya will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees and by a third-party proxy solicitation company. We have engaged Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to assist in solicitation of proxies at an estimated fee of $11,000 plus disbursements. We may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of the Common Stock.

What if multiple shareholders share the same address?

In accordance with notices previously sent to eligible record shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any record shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, upon written or oral request, we will deliver promptly a separate copy of the annual report and proxy statement to a record shareholder who has been householded. Such requests can be made by contacting our transfer agent, The Bank of New York, at 1-866-22-Avaya (or 1-866-222-8292) or by writing to The Bank of New York at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you are a record shareholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future annual meetings. In addition, if you are a record shareholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Avaya that you wish to receive a separate annual report and proxy statement for future annual meetings.

If you are a street name shareholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of the annual report and proxy statement, by contacting your broker or nominee.

Is there any information that I should know about future annual meetings?

Shareholder Proposals

Any shareholder who intends to present a proposal at the 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”) must deliver the proposal via standard mail, overnight delivery or other courier, to the office of the corporate secretary at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920:

•	not later than September 6, 2005, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	on or after December 2, 2005, and on or before January 1, 2006, if the proposal is submitted pursuant to Avaya’s by-laws, in which case we are not required to include the proposal in our proxy materials.

Electronic Access to Proxy Materials and Annual Reports

This Proxy Statement and Avaya’s 2004 Annual Report are available on Avaya’s Internet site at http://investors.avaya.com/financials. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. All shareholders (beneficial and street name) can save Avaya the cost of producing and mailing these documents by visiting Avaya’s Investor Relations website at http://investors.avaya.com and following the instructions on how to sign up for electronic delivery of shareholder materials. In addition, if you are a record shareholder who is voting by telephone or over the Internet, you can choose this option by following the instructions provided. Moreover, if you are a street name shareholder, you can refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

Where can I find more information about Avaya?

Avaya maintains a corporate website at www.avaya.com. Shareholders can find additional information about the Company through the Investor Relations website, located at http://investors.avaya.com, and through the corporate governance website located at http://investors.avaya.com/governance. Please note that none of the information located on our websites is incorporated by reference in this Proxy Statement.

I. PROPOSAL

Directors’ Proposal to Elect Directors

Our Board of Directors consists of three classes, Class 1, Class 2 and Class 3, with each class serving for a full three-year term. Mr. Odeen, Ms. Runtagh, Dr. Stern and Mr. Wallman are Class 1 Directors who are nominees for reelection at the Annual Meeting. If elected, they will serve until our 2008 annual meeting. The Class 2 Directors will be considered for reelection at our 2006 annual meeting. The Class 3 Directors will be considered for reelection at our 2007 annual meeting. Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors.

Information with Respect to Nominees and Continuing Directors

The following table sets forth as of October 1, 2004 information as to persons who serve as our Directors.

Name	Age	Position	Term Expires
Donald K. Peterson	55	Chairman and CEO	2007
Bruce R. Bond	58	Director	2006
Joseph P. Landy	43	Director	2007
Mark Leslie	58	Director	2007
Philip A. Odeen	69	Director	2005
Hellene S. Runtagh	56	Director	2005
Daniel C. Stanzione	59	Director	2006
Paula Stern	59	Director	2005
Anthony P. Terracciano	65	Director	2007
Richard F. Wallman	53	Director	2005
Ronald L. Zarrella	54	Director	2006

Nominees for Reelection at this Annual Meeting (Class 1)

Philip A. Odeen has been a Director of Avaya since October 25, 2002. Mr. Odeen has been the non-executive Chairman and interim Chief Executive Officer of The Reynolds and Reynolds Company (“Reynolds and Reynolds”) since July 7, 2004. Mr. Odeen served as Chairman of TRW, Inc. (“TRW”) from February 2002 until its acquisition by Northrop Grumman Corporation (“Northrop Grumman”) in December 2002. From January 2002 to February 2002, he served as a consultant to TRW. Mr. Odeen was Executive Vice President of Washington Operations of TRW from 2000 to 2002 and was Executive Vice President and General Manager of TRW Systems & Information Technology from 1997 to 2000. In addition to serving on the board of Reynolds and Reynolds, Mr. Odeen is currently a director of The AES Corporation, Convergys Corporation, and Northrop Grumman.

Hellene S. Runtagh has been a Director of Avaya since February 25, 2003. Ms. Runtagh served as President and Chief Executive Officer of the Berwind Group (“Berwind”) from 2001 to 2002. Prior to joining Berwind, Ms. Runtagh was Executive Vice President of Universal Studios from 1999 to 2001. Ms. Runtagh currently is a director of Covad Communications Group Inc. and Lincoln Electric Holdings, Inc.

Paula Stern has been a Director of Avaya since December 2, 2002. Dr. Stern has been Chairwoman of The Stern Group, Inc., a Washington, D.C. based economic analysis and international business and trade advisory firm, since 1988. Dr. Stern has held several high-level government positions dealing with international trade and foreign policy, including commissioner and chairwoman of the U.S. International Trade Commission. She currently serves on the boards of directors of Avon Products, Inc., Hasbro Inc. and The Neiman Marcus Group, Inc.

Richard F. Wallman has been a Director of Avaya since December 12, 2003. Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International Inc. (and its predecessor AlliedSignal Inc.) from 1995 to July 2003. Mr. Wallman currently serves on the boards of directors of Ariba, Inc., ExpressJet Airlines, Inc., Hayes Lemmerz International, Inc. and Lear Corporation.

Directors with Terms Expiring in 2006 (Class 2)

Bruce R. Bond has been a Director of Avaya since February 25, 2003. Mr. Bond is a retired executive with over 20 years of experience in the telecommunications industry. From 1998 to 2000, Mr. Bond served as Chairman and Chief Executive Officer of PictureTel Corporation. In addition to serving on Avaya’s Board, Mr. Bond is currently a Trustee of State Street Research and Management Company.

Daniel C. Stanzione has been a Director of Avaya since September 30, 2000. Dr. Stanzione is President Emeritus of Bell Laboratories, where he began his career in 1972. He served as Special Advisor to the Chairman of Lucent Technologies Inc. (“Lucent”) from October 1999 to October 2000. Dr. Stanzione served as Chief Operating Officer of Lucent from November 1997 to October 1999 and as the President of Bell Laboratories from January 1995 to October 1999. Dr. Stanzione is currently a director of Quest Diagnostics Incorporated and Internap Network Services Corporation.

Ronald L. Zarrella has been a Director of Avaya since February 27, 2002. Since November 2001, Mr. Zarrella has been Chairman and Chief Executive Officer of Bausch & Lomb Incorporated. Prior to that, he spent seven years with General Motors Corporation, where, from 1998 to 2002, he was Executive Vice President and President of General Motors North America.

Directors with Terms Expiring in 2007 (Class 3)

Joseph P. Landy has been a Director of Avaya since January 6, 2003. Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since April 2002. From September 2000 to April 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.”

Mark Leslie has been a Director of Avaya since July 19, 2001. Since 2000, Mr. Leslie has been the Managing Director of Leslie Ventures, a private investment company. He is also an adjunct professor at Stanford Graduate School of Business and Stanford University—Graduate Engineering. Mr. Leslie was Chairman of the Board of Veritas Software Corporation (“Veritas”) from April 1997 until December 2001, and he was President and Chief Executive Officer of Veritas from 1990 to 2000. Mr. Leslie is currently a director of Network Appliance, Inc. and a number of private high-technology companies.

Donald K. Peterson has been the Chairman of our Board of Directors since January 2002 and our President and Chief Executive Officer and a Director of Avaya since September 30, 2000. In addition, Mr. Peterson served as the Vice Chairman of our Board of Directors from November 2, 2000 to January 2002. Mr. Peterson was the Executive Vice President and Chief Executive Officer of Lucent Technologies Inc.’s (“Lucent”) Enterprise Networks Group from March 1, 2000 until September 30, 2000. He was Executive Vice President and Chief Financial Officer for Lucent from February 1996 until March 1, 2000 following his employment with AT&T Corp. Mr. Peterson is a director of The Reynolds and Reynolds Company and a Trustee of the Teachers Insurance and Annuity Association (TIAA).

Anthony P. Terracciano has been a Director of Avaya since February 25, 2003. Mr. Terracciano served on the board of directors of American Water Works Company Inc. from 1997, and held the position of Vice Chairman from 1998, until its acquisition by Thames Water in January 2003. From July 2000 to January 2002, he was chairman of Dime Bancorp, and he previously held executive positions with First Union Corporation, First Fidelity Bancorporation, Mellon Bank Corp. and Chase Manhattan Bank. Mr. Terracciano currently is a director of IKON Office Solutions and Riggs National Corporation. Mr. Terracciano previously served as a Director of Avaya as a nominee of the Warburg Pincus Entities, but he resigned as a Director effective December 19, 2002 in connection with transactions discussed under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” On the Board’s own motion, Mr. Terracciano was subsequently re-elected to the Board in February 2003 with no affiliation to the Warburg Pincus Entities.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. ODEEN, MS. RUNTAGH, DR. STERN AND MR. WALLMAN.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted the Avaya Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for Avaya’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition, Director compensation, and Director tenure. The Governance Committee of the Board of Directors is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

The Guidelines provide that a majority of the members of the Board must meet the criteria for independence as required by applicable law and the NYSE listing standards. No Director qualifies as independent unless the Board determines that the Director has no direct or indirect material relationship with the Company. Along those lines, our Board has determined that, with the exception of Mr. Peterson, all of our Directors are independent. In making that determination, the Board applied the following standards, in addition to any other relevant facts and circumstances:

•	A Director who is an employee, or whose immediate family member is an executive officer of the Company, is not independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payment from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•	A Director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and one percent of the organization’s total annual donations is not independent.

Subsequent to the Board’s determination as to Director independence, the NYSE independence requirements were revised. The revisions primarily narrow the application of the standard set forth in the third bullet point above concerning auditor relationships. As revised, that standard would provide that a director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the company’s audit within that time. We believe that an analysis of the independence of Avaya’s Directors under the NYSE guidelines as revised results in the same conclusion as under the standards listed in the bullet points above, namely that, with the exception of Mr. Peterson, all of our Directors are independent under applicable law and NYSE rules.

CODE OF CONDUCT

Avaya has adopted a worldwide Code of Conduct, entitled Operating with Integrity, which is designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Conduct is available at Avaya’s corporate governance website located at http://investors.avaya.com/governance. Avaya may post amendments to or waivers of the provisions of the Code of Conduct made with respect to any of our Directors and executive officers on that website. During fiscal 2004, no amendments to or waivers of the provisions of the Code of Conduct were made with respect to any of our Directors or executive officers.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

Our Board of Directors held a total of 10 meetings during the fiscal year ended September 30, 2004. During fiscal 2004 all of our Directors attended 75% or more of the meetings of the Board and meetings of committees of the Board on which they served. As a general matter, Board members are expected to attend Avaya’s annual meetings. At Avaya’s 2004 annual meeting, all members of the Board and nominees for election to the Board were present except for Mr. Leslie, who was unable to attend as a result of an illness.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee, the Governance Committee, which, in addition to its other functions, acts as a nominating committee, and the Strategy Committee.

Audit Committee

The Charter of the Audit Committee of the Board of Directors is attached to this Proxy Statement as Appendix A. In addition, it is available on our corporate governance website at http://investors.avaya.com/governance. The Charter of the Audit Committee requires that the Audit Committee be comprised of at least three members, all of whom are Non-employee Directors and at least one of whom is an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The members of the Audit Committee are Mr. Wallman (Chairman), Mr. Bond, Mr. Leslie, Dr. Stanzione, Dr. Stern and Mr. Terracciano, all of whom meet the independence requirements of the NYSE. The Board has determined that Messrs. Terracciano and Wallman are audit committee financial experts.

The Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditors, and it reviews and approves in advance all audit, audit related and non-audit services performed by the independent auditors (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with our management regularly to consider the adequacy of our internal controls and financial reporting process and the reliability of our financial reports to the public. This committee also meets with the independent auditors and with our own appropriate financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this committee and have unrestricted access to this committee. The Audit Committee examines the independence and performance of our internal auditors and our independent auditors. In addition, among its other responsibilities, the Audit Committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published. The Audit Committee held 11 meetings during fiscal 2004. See “—Audit Committee Information—Report of Audit Committee” on page 11 of this Proxy Statement for more information.

Compensation Committee

The Compensation Committee Charter is available on our corporate governance website at http://investors.avaya.com/governance. The Compensation Committee Charter requires that the committee be comprised of at least three members, all of whom are Non-employee Directors and meet the independence requirements of the NYSE. The members of the Compensation Committee are Messrs. Odeen (Chairman), Landy, Wallman and Zarrella and Ms. Runtagh, all of whom meet the independence requirements of the NYSE. The committee provides oversight and guidance in the development of compensation and benefit programs for all employees of the Company and administers management incentive compensation plans. The Committee reviews the individual goals and objectives of, and evaluates the performance of, the Chief Executive Officer (CEO), and it sets the CEO’s compensation based on that evaluation. The committee also establishes the compensation of officers and reviews the compensation of Directors. Moreover, the Committee is responsible for reviewing and approving separation packages and severance benefits for the CEO and the CEO’s direct reports. To assist it in performing its duties, the Committee has sole authority to retain, at the Company’s expense, and terminate any compensation consultant. Prior to February 26, 2004, the Compensation Committee and the Governance Committee operated as one committee called the Corporate Governance and Compensation Committee, which held 6 meetings during fiscal 2004. After February 26, 2004 and for the remainder of fiscal 2004, the Compensation Committee operated as a separate committee and held 4 meetings, for a total of 10 meetings during fiscal 2004.

Finance Committee

The charter for the Finance Committee is available on our corporate governance website at http://investors.avaya.com/governance. Any Director may be a member of the Finance Committee. The Finance Committee’s primary duties and responsibilities are to assist the Board with respect to Avaya’s financial condition and capital structure and other significant financial matters. Among other things, the committee discusses with management, and advises and makes recommendations to the Board where appropriate with respect to, Avaya’s cash position and capital structure and the issuance, reservation, purchase, reclassification, listing or other changes in Avaya’s capital stock and other securities. In addition, the Finance Committee reviews the investment performance of, and the decision-making structure with respect to the management of investments of, Avaya’s funded benefit plans. The Finance Committee held 3 meetings during fiscal 2004.

Governance Committee

The Governance Committee Charter is available on our corporate governance website at http://investors.avaya.com/governance. The Governance Committee Charter requires that the committee be comprised of at least three members, all of whom are Non-employee Directors and meet the independence requirements of the NYSE. The members of the Governance Committee are Messrs. Stanzione (Chairman), Bond, Leslie, and Terracciano and Dr. Stern, all of whom meet the independence requirements of the NYSE.

The Governance Committee makes recommendations to our Board of Directors from time to time as to matters of corporate governance. Among other things, the committee monitors significant developments in the regulation and practice of corporate governance, it reviews the Company’s governance structure, it evaluates and administers the Company’s Corporate Governance Guidelines, and it reviews the duties and responsibilities of each director and leads the Board in its annual performance evaluation.

The committee also is responsible for recommending to our full Board of Directors nominees for election as Directors. To fulfill this role, the committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Among other things, when assessing a candidate’s qualifications, the committee considers: the number of other boards on which the candidate serves, including public and private company boards as well as not-for-profit boards; other business and professional commitments of the candidate; the need of the Board for Directors having certain skills and experience; and the diversity, in the broadest sense, of the Directors then comprising the Board. In addition, Directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders while relying on the honesty and integrity of the Company’s senior management and its outside advisors and auditors. Moreover, Directors are expected to act ethically at all times and adhere to the applicable provisions of Avaya’s Code of Conduct, Operating with Integrity. The committee considers all of these qualities when determining whether or not to recommend a candidate for Director. The committee also utilizes the services of a search firm to help identify candidates for Director who meet the qualifications outlined above.

The Governance Committee considers qualified candidates for Director suggested by our shareholders. Shareholders can suggest qualified candidates for Director by writing to our corporate secretary at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920. Submissions that are received that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Governance Committee for further review and consideration.

Prior to February 26, 2004, the Compensation Committee and the Governance Committee operated as one committee called the Corporate Governance and Compensation Committee, which held 6 meetings during fiscal 2004. After February 26, 2004 and for the remainder of fiscal 2004, the Governance Committee operated as a separate committee and held 2 meetings, for a total of 8 meetings during fiscal 2004.

Strategy Committee

The charter for the Strategy Committee is available on our corporate governance website at http://investors.avaya.com/governance. Any Director may be a member of the Strategy Committee. The Strategy Committee’s primary duties and responsibilities are to assist Avaya’s Board of Directors with respect to the development and implementation of Avaya’s strategic plans. Among other things, the Committee discusses with management, and where appropriate advises and make recommendations to the Board about, matters such as corporate development and growth initiatives including, but not limited to, acquisitions, equity investments, joint ventures, and strategic alliances. The Strategy Committee was formed in February 2004 and held 2 meetings during fiscal 2004.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. “Non-management” Directors are all those who are not Company officers and include Directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Except for Mr. Peterson, all of Avaya’s Directors are non-management Directors. Executive Sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the Board. Mr. Odeen has been designated as the Lead Director.

Contacting the Board of Directors

Any shareholder who desires to contact Avaya’s Lead Director or the other members of the Board of Directors may do so electronically by sending an email to the following address: bdofdirectors@avaya.com. Alternatively, a shareholder can contact the Lead Director or the other members of the Board by writing to: Board of Directors, Avaya Inc., 211 Mt. Airy Road, Room 3C429, Basking Ridge, N.J. 07920. Communications received electronically or in writing are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded to the Chairman of the Audit Committee for review.

How are Directors compensated?

Upon becoming a member of Avaya’s Board, each new Director receives an inaugural grant of restricted stock units having a total value on the date of grant of $50,000. The restricted stock units are placed in that Director’s deferred share account under the Company’s Deferred Compensation Plan, and, assuming they have vested, the underlying shares are distributed to that Director upon retirement from the Board. Accordingly, Mr. Wallman, whose term as a Director began on December 12, 2003, received an inaugural grant of restricted stock units representing 4,321 shares of Common Stock.

For fiscal 2004, all non-management Directors received an annual retainer of $100,000. The chair of the Audit Committee receives an additional annual retainer of $20,000. The chair of each other committee (other than Mr. Peterson) receives an additional annual retainer of $10,000. Directors do not receive separate meeting fees.

Directors are required to elect to receive at least 50% of their retainers in our Common Stock, to be received either at the time of payment of their retainers or to be placed in their deferred share accounts under the Company’s Deferred Compensation Plan. Any remaining amounts may be paid in cash, but shall not exceed 50% of the retainer. Directors can defer all or a portion of their cash retainers under our Deferred Compensation Plan. The interest rate on cash deferrals is determined by the Board. The Board has determined that the interest rate to be applied at the end of each fiscal quarter to each deferred cash account is 120% of the average 10-year U.S. Treasury note rate for the previous calendar quarter.

We provide Non-employee Directors with travel accident insurance when traveling on our business. We do not provide a retirement plan or other perquisites for our Directors. Directors have an opportunity to participate in the Avaya Product Program for Directors, in which certain Avaya products (specifically, an Avaya IP Office system for one location with up to 20 phones) and associated maintenance services are provided at no charge; however, the equipment and the related maintenance is taxable as income to any Director that chooses to participate, and the Company provides a gross-up for the resulting taxes. The cost of providing the products and the installation services for each Director who participates in the Product Program is estimated to be between $3,000 and $5,000, with maintenance services ranging from between $150 and $450 each year, depending upon the systems installed. During fiscal 2004, no Director participated in the Product Program.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee oversees Avaya’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Avaya’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Avaya and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Avaya’s Annual Report on Form 10-K for the year ended September 30, 2004 for filing with the SEC.

Audit Committee
Richard Wallman (Chairman)
Bruce R. Bond
Mark Leslie
Daniel C. Stanzione
Paula Stern
Anthony P. Terracciano

Independent Auditor Information

Fees Billed to Avaya by PricewaterhouseCoopers LLP

Below are charts that identify the fees billed to Avaya by its independent auditors, PricewaterhouseCoopers LLP (“PwC”), for professional services rendered during each of fiscal 2004 and 2003. Additional information regarding the nature of the services performed is provided below the charts.

Audit Fees

The aggregate fees billed to Avaya by PwC for professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2004, for the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2004, and for audits of Avaya’s international operations for fiscal 2004 totaled approximately $3.7 million. The aggregate fees billed to Avaya by PwC for professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2003, for the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2003, and for audits of Avaya’s international operations for fiscal 2003 totaled approximately $4.1 million.

Audit Related Fees

The aggregate fees billed to Avaya by PwC for assurance and related services that are reasonably related to the performance of the audit and review of Avaya’s financial statements that are not already reported in the paragraph immediately above totaled approximately $5.0 million and $593,000 for fiscal 2004 and 2003, respectively. In 2003, these services included carve-out audits for our Connectivity Solutions group, which were conducted in connection with the sale of that unit, benefit plan audits and other U.S. and international audit-related services. In 2004, fees under this category increased as services included audit work relating to the acquisition of substantially all of the assets of Expanets, Inc., due diligence relating to the acquisition of Tenovis Germany GmbH, due diligence relating to the acquisition of a majority ownership interest in Tata Telecom Ltd. (later renamed Avaya GlobalConnect Ltd.), continuing carve-out audit work relating to the sale of our Connectivity Solutions group, benefit plan audits, and other U.S. and international audit-related services.

Tax Fees

The aggregate fees billed to Avaya by PwC for professional services rendered by PwC for tax compliance, tax advice and tax planning totaled approximately $395,000 and $769,000 for fiscal 2004 and 2003, respectively. These services included executive tax advisory and executive and expatriate tax compliance services that have been discontinued for periods following 2003 and included other U.S. and international tax advisory and tax compliance services.

All Other Fees

There were no other fees billed to Avaya by PwC for products and services provided by PwC other than as set forth above for fiscal 2004 or 2003.

Engagement of the Independent Auditor

The Audit Committee has the sole and direct authority to engage, appoint and replace our independent auditor. In addition, every engagement of PwC to perform audit or non-audit services on behalf of the Company or any of its subsidiaries requires pre-approval from the Audit Committee before PwC is engaged to provide those services. As a result, for fiscal 2004, the Audit Committee approved all services performed by PwC on behalf of the Company and its subsidiaries.

Independent Auditor Selection for Fiscal 2005

PwC has been selected to serve as Avaya’s independent auditors for the fiscal year ended September 30, 2005. Representatives of PwC are expected to be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 2, 2000, the Company sold to Warburg Pincus Equity Partners, L.P. and certain affiliated investment funds (the “Warburg Pincus Entities”) four million shares of the Company’s Series B convertible participating preferred stock and warrants to purchase Common Stock for an aggregate purchase price of $400 million. In the October 2000 transaction, the Warburg Pincus Entities also obtained the right to nominate a Director to Avaya’s Board of Directors.

In March 2002, the Company and the Warburg Pincus Entities completed a series of transactions pursuant to which the Warburg Pincus Entities (i) converted all four million shares of the Series B preferred stock into Common Stock based on a reduced conversion price, (ii) exercised some of their warrants, and (iii) purchased additional shares of common stock in a private offering. Following the transactions described above, there were no shares of Series B preferred stock outstanding, and the Warburg Pincus entities owned 53,000,000 shares of Avaya Common Stock. In addition, the Warburg Pincus Entities continued to hold warrants to purchase additional shares of our Common Stock.

Following the March 2002 transaction described above, the Warburg Pincus Entities retained the right to nominate a Director to Avaya’s Board of Directors, as long as that Director was independent of the Warburg Pincus Entities and was reasonably acceptable to our Board of Directors. In April 2002, the Warburg Pincus Entities exercised that contractual right and, accordingly, Mr. Terracciano was appointed to Avaya’s Board of Directors as their nominee.

On December 23, 2002, Avaya and the Warburg Pincus Entities commenced an exchange offer to purchase approximately 70%, of our then outstanding Liquid Yield Option Notes (“LYONsTM”) due 2021 (the “Exchange Offer”) (LYONsTM is a trademark of Merrill Lynch & Co., Inc.). In consideration of the Warburg Pincus Entities’ participation in the Exchange Offer, (i) we reduced the per share exercise price of Series A warrants held by them, (ii) the Warburg Pincus Entities exercised for cash a portion of the Series A warrants to purchase an aggregate of 5,581,101 shares of common stock of Avaya and (iii) the Warburg Pincus Entities agreed to convert all LYONs acquired by them into an aggregate of 1,588,548 shares of common stock of Avaya.

Mr. Terracciano resigned from the Board of Directors effective December 19, 2002, prior to the decision of the Board of Directors to proceed with the Exchange Offer. Mr. Terracciano may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he might have incurred as a result of serving as a Director of Avaya prior to that resignation. Under the agreement we entered into with the Warburg Pincus Entities in connection with the Exchange Offer, the Warburg Pincus Entities retained the right to nominate one individual for election to our Board of Directors, and that individual may be affiliated with the Warburg Pincus Entities. In January 2003, the Warburg Pincus Entities nominated Mr. Joseph P. Landy.

In February 2003, the Board of Directors, on its own motion and independent of his prior nomination by the Warburg Pincus Entities, appointed Mr. Terracciano as a Director. Mr. Terracciano has no affiliation with the Warburg Pincus Entities.

In October 2003, the Warburg Pincus Entities disposed of 25,000,000 shares of our Common Stock, according to a Schedule 13D/A filed with the SEC. In addition, on October 2, 2004, 1,143,564 warrants held by the Warburg Pincus Entities expired pursuant to their terms.

As a result of the foregoing, as of October 2, 2004, the total number of shares of our Common Stock held by the Warburg Pincus Entities, including shares of our Common Stock that could be acquired upon the exercise of certain warrants, was 47,955,205 shares. For more information regarding the shares of common stock and warrants held by the Warburg Pincus Entities, see “Security Ownership of Certain Beneficial Owners and Management.”

Gyrographic Communications, Inc. (“Gyro”) provides global support of events and demand generation activities related to the launch of certain Avaya products. Garry McGuire, Jr., the President of Gyro USA, a division of Gyro, is the son of Garry K. McGuire, Avaya’s Chief Financial Officer. Gyro was selected as a vendor based on a number of factors, including its relevant communications industry experience, its small and medium business marketing experience, and its global network of offices for consistency of program execution. Pursuant to Avaya’s Code of Conduct, the existence of the familial relationship was fully disclosed to Mr. Peterson, Avaya’s CEO and Mr. McGuire’s supervisor, during the vendor selection process, and Mr. McGuire did not participate in the vendor selection process. Under the current contract with Gyro, Gyro would receive approximately $1.6 million for its services.

Mr. Peterson is a director of Reynolds and Reynolds. During fiscal 2004, Reynolds and Reynolds paid approximately $500,000 to Avaya for the purchase of certain equipment and software, installation and other services for that company’s facilities and for continuation of other communications-related services. Mr. Odeen is Chairman and Interim Chief Executive Officer of Reynolds and Reynolds and Chairman of Avaya’s Compensation Committee.

Prior to September 30, 2000, Avaya operated as a division of Lucent. Some of our Directors and/or executive officers own Lucent common stock and vested Lucent options that are significantly under water. Ownership of Lucent common stock and Lucent options by our Directors and executive officers could create, or appear to create, potential conflicts of interest when faced with decisions that affect both Lucent and Avaya.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our Directors and persons who own more than 10% of a registered class of Avaya’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended 2004.

III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of Common Stock as of October 1, 2004 (or such other date as provided below) for our Directors, the executive officers listed in the Summary Compensation Table, Directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock.

Name	Our Common Stock Beneficially Owned		Percent of Outstanding Shares Beneficially Owned
Warburg Pincus Equity Partners, L.P.	47,955,205	(1)	10.5%
466 Lexington Avenue, 10th Floor
New York, New York 10017-3147
FMR Corp.	34,739,513	(2)	7.6%
82 Devonshire Street
Boston, Massachusetts 02109
Dodge & Cox	31,365,626	(3)	6.9%
One Sansome St., 35th Floor
San Francisco, California 94104
Donald K. Peterson	5,784,834	(4)(5)(6)(10)	1.3%
Garry K. McGuire	1,418,454	(4)(5)(9)	*
Michael C. Thurk	389,658	(4)	*
Louis J. D’Ambrosio	531,749	(4)	*
Francis M. Scricco	0		*
Bruce R. Bond	49,908	(6)	*
Joseph P. Landy	70,095	(6)(7)	*
Mark Leslie	98,721	(4)(8)	*
Philip A. Odeen	125,131	(4)(6)	*
Hellene S. Runtagh	51,908	(6)	*
Daniel C. Stanzione	125,942	(4)(6)	*
Paula Stern	51,213	(4)(6)(11)	*
Anthony P. Terracciano	148,343	(4)	*
Richard F. Wallman	14,016	(6)	*
Ronald L. Zarrella	64,939	(4)(6)	*
Directors and executive officers as a group, including those named above (19 Persons)	12,247,832	(4)(5)(6)(7)	2.7%

*	Indicates less than 1%.

(1)	Represents ownership as of October 2, 2004. The shareholder is Warburg Pincus Equity Partners, L.P., including three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg Pincus Partners, L.P., which is managed by Warburg Pincus LLC. Please see “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions” for more information.

The amount indicated in the table above does not include 70,095 shares of common stock received by Mr. Landy, a Managing General Partner of Warburg Pincus & Co. and a Managing Member of Warburg Pincus LLC, in his capacity as a Director of Avaya.

(2)	Represents ownership as of December 31, 2003, according to the Schedule 13G/A filed by FMR Corp. and other related parties on February 17, 2004.

(3)	Represents ownership as of December 31, 2003, according to the Schedule 13G/A filed by Dodge & Cox on February 17, 2004.

(4)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2004 pursuant to stock options awarded under Avaya stock plans:

•	Donald K. Peterson	4,694,660	•	Daniel C. Stanzione	45,716
•	Garry K. McGuire	1,300,832	•	Paula Stern	24,351
•	Michael C. Thurk	384,720	•	Anthony P. Terracciano	70,422
•	Louis J. D’Ambrosio	420,832	•	Ronald L. Zarrella	28,169
•	Mark Leslie	56,786	•	Directors and executive
•	Philip A. Odeen	87,719		officers as a group	10,185,125

(5)	Includes beneficial ownership of the following numbers of shares of Common Stock underlying restricted stock units that may be acquired within 60 days of October 1, 2004:

•	Donald K. Peterson	358,280(a)
•	Directors and executive officers as a group	438,280(a)

(a)	Of the amount shown, Mr. Peterson has elected to defer receipt of 358,280 shares of Common Stock underlying these restricted stock units until his employment with the Company terminates.

(6)	Includes ownership of the following numbers of shares of Common Stock, including shares of Common Stock underlying restricted stock units that have vested or could vest within 60 days of October 1, 2004, for which receipt has been deferred under the Avaya Inc. Deferred Compensation Plan such that the shares would not be received within 60 days of October 1, 2004.

•	Donald K. Peterson	722,934	•	Paula Stern	26,844
•	Bruce R. Bond	24,570	•	Anthony P. Terracciano	2,978
•	Joseph P. Landy	19,417	•	Richard F. Wallman	10,277
•	Philip A. Odeen	29,527	•	Ronald L. Zarrella	36,770
•	Hellene S. Runtagh	24,570	•	Directors and executive
•	Daniel C. Stanzione	57,391		officers as a group	1,038,524

(7)	Mr. Landy is a managing member and co-president of Warburg Pincus LLC, and he is the representative designated to Avaya’s Board by the Warburg Pincus Entities pursuant to the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” In addition to 70,095 shares held in his capacity as a Director of Avaya, Mr. Landy may be deemed to have an indirect pecuniary interest in an indeterminate portion of the 47,955,205 shares of Common Stock held by the Warburg Pincus Entities identified in footnote (1) above (the “Warburg Pincus Shares”). Including the Warburg Pincus Shares, the number of shares beneficially owned by Mr. Landy and by Avaya’s directors and executive officers as a group is 48,025,300 and 60,203,037, respectively, and the percent of outstanding shares beneficially owned by Mr. Landy and by Avaya’s directors and executive officers as a group is 10.5% and 13.2%, respectively. Mr. Landy disclaims beneficial ownership of the Warburg Pincus Shares, except to the extent of his indirect pecuniary interest therein.

(8)	Includes 41,935 shares owned by family trusts and foundations in which Mr. Leslie disclaims any beneficial ownership, except to the extent of his pecuniary interests therein.

(9)	Includes 111,761 shares owned by a limited liability company in which his spouse owns the controlling interest and has voting control. Mr. McGuire disclaims any beneficial ownership in those 111,761 shares, except to the extent of his pecuniary interests therein.

(10)	Prior to Avaya’s spin-off from Lucent, Mr. Peterson held shares of Lucent common stock in a deferred account. Following the spin-off, those shares were converted into 8,960 shares of Avaya Common Stock, and those shares, which are reflected in the total amount indicated, continue to be held in a deferred account for Mr. Peterson’s benefit.

(11)	Includes 18 shares owned by trusts in which Dr. Stern disclaims any beneficial ownership, except to the extent of her pecuniary interests therein.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information under the headings “Report on Executive Compensation” and “Performance Graph” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of Non-employee Directors that meet the independence requirements of the New York Stock Exchange and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (the “Code”). The Committee is responsible for reviewing the CEO’s individual goals and objectives, evaluating the CEO’s performance, and setting CEO compensation based on this evaluation. The Committee is also responsible for reviewing the individual performance of the officers reporting directly to the CEO. In addition to approving compensation and benefit programs for individuals holding positions classified as Vice President or higher, the Committee is responsible for providing oversight and guidance in the development of compensation and benefit programs for all employees of the Company, including recommendations to the Board of Directors with respect to incentive compensation and equity-based plans.

The Committee has sole authority to retain, at the Company’s expense, and terminate any compensation consultant. Along those lines, during fiscal 2004 the Committee utilized the services of Frederic W. Cook & Co., Inc. to assist it in performing its duties.

Prior to February 26, 2004, the Committee and the Governance Committee operated as one committee called the Corporate Governance and Compensation Committee, which held 6 meetings during fiscal 2004. After February 26, 2004, and for the remainder of fiscal 2004, the Committee operated as a separate committee and held 4 meetings, for a total of 10 meetings in fiscal 2004.

Compensation Philosophy

Avaya’s compensation philosophy is designed to support Avaya’s key objective of creating value for its shareholders. The Committee believes that offering a competitive total rewards package centered on a pay- for-performance philosophy helps achieve this objective.

Avaya’s market-based pay platform, which defines market pay relative to specific jobs, emphasizes the commitment to provide employees with a pay opportunity that is externally competitive and recognizes individual contributions. It provides Avaya with an increased ability to attract and retain top talent and make more educated pay decisions.

Avaya benchmarks total direct compensation (base salary, annual cash bonus, and equity awards) against a relevant peer group of companies. As a result, base salaries are competitive relative to similar positions at companies of comparable size in our business, providing the ability for Avaya to pay base salaries to help attract and retain employees with a broad, proven track record of performance. The bonus plan provides competitive cash payment opportunity based on individual results and behavior and overall Avaya financial performance. The opportunity for a more significant award increases when both Avaya and the employee achieve high levels of performance. Our long-term incentive plan is generally made available to top performers in the form of stock options and restricted stock units, providing an additional opportunity to accumulate Avaya Common Stock and wealth related to that ownership. In addition, Avaya provides to its executive officers certain other benefits that are in line with market practice.

Avaya is mindful of the need to remain flexible and react to specific business needs as they arise. As a result, Avaya continues to monitor its compensation philosophy and make changes as appropriate to better position the Company for the future.

Compensation Programs

The following summarizes Avaya’s compensation programs for executive officers, including the CEO:

Base Salaries

Base salaries are reviewed annually. Consideration of salary adjustments, if any, is based on competitive market data of a relevant peer group of companies and individual performance. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Based on competitive market data, salaries during fiscal 2003 for the CEO and his senior management team generally were at or slightly above the median of the relevant peer group of companies. As a result, in fiscal 2004, only Mr. McGuire’s base salary was increased by approximately 4%, and base salaries for the CEO and the balance of his senior management team remained unchanged. Mr. Peterson’s base salary for fiscal 2004 remained at $940,000, which has been his base salary since 2002.

Bonus Plan

The Company’s cash bonus program for executive officers, including the CEO, is designed to reward executives based on the combination of corporate performance and individual performance.

At the beginning of each fiscal year, the Committee establishes corporate targets that must be achieved before bonuses will be considered. In the event that corporate performance equals or exceeds those targets, cash bonuses may be paid to eligible employees at the end of that fiscal year. For fiscal 2004, the Committee determined that corporate performance would be measured against operating income and cash flow targets. Comparing actual corporate performance against those targets for fiscal 2004, for purposes of calculating the bonus plan payout, Avaya’s performance was 143% of target.

The assessment of an executive officer’s individual performance includes consideration of that executive officer’s leadership qualities and achievement of stated objectives.

Award targets for executive officers are set based upon both the work required to be performed and competitive market data. The annual target award for Mr. Peterson’s bonus is set at 125% of his base salary. In fiscal 2004, Mr. Peterson received a bonus of $2,100,400, or 179% of his target award. For the other officers named in the Summary Compensation Table, the fiscal 2004 target award is from 143% to 164% of target award. For additional information on cash bonuses earned by the executive officers named in the Summary Compensation Table, please see “—Summary Compensation Table” below.

Equity-Based Program

Avaya’s equity-based awards consist principally of stock options and restricted stock unit awards. These equity-based awards are designed to align management interests with those of shareholders. Stock option awards provide executive officers with upside opportunity for improving Avaya’s stock price. Restricted stock unit awards are granted to enhance the retention value for our executive officers. In fiscal 2004, equity-based awards were made from the Avaya Inc. 2004 Long Term Incentive Plan and its predecessor plans, including the Avaya Inc. 2000 Long Term Incentive Plan and the Avaya Inc. Long Term Incentive Plan for Management Employees.

The Committee structures the size of awards by balancing the interests of shareholders, in terms of the impact of dilution, with the need to provide attractive and competitive stock plans. The Committee bases individual grants of equity-based awards on various factors, including competitive market data, demonstrated sustained performance and each executive officer’s ability to contribute to Avaya’s future success. The Company’s ability to retain key talent also is considered.

In fiscal 2004, all stock options awarded to executive officers have a term of seven years and vest in equal installments on the first, second, and third anniversaries of the grant date, except for Mr. Scricco’s inaugural option grant, which vests one-third on the first anniversary of the grant date and in equal monthly installments thereafter until the award is fully vested on the third anniversary of the grant date. The inaugural grant of restricted stock units made to Mr. Scricco vests 50% on each of the third and fourth anniversaries of the grant date. Mr. Peterson was not granted any equity based awards in fiscal 2004.

Certain Other Benefits

To remain competitive in the market for a high caliber management team, Avaya provides its executive officers, including the CEO, with certain fringe benefits, including financial counseling services, a car allowance, reimbursement for home security systems, and limited use of the corporate aircraft and automobiles for personal reasons. The Committee periodically reviews fringe benefits made available to the Company’s executive officers, including the CEO, to ensure that they are in line with market practice. For additional information regarding fringe benefits made available to the Company’s executive officers, including the CEO, during fiscal 2004, please see “—Summary Compensation Table.” As indicated in the Summary Compensation Table, the fringe benefits provided to Mr. Peterson during fiscal 2004 (identified under the heading “Other Annual Compensation”) represented less than 3% of his total compensation for the year.

Review of CEO Compensation

The performance of each executive officer, including the CEO, is reviewed two times each fiscal year, at six month intervals. With respect to the CEO, the Committee is responsible for reviewing the CEO’s individual goals and objectives, evaluating the CEO’s performance, and setting CEO compensation based on this evaluation. The Committee uses specified criteria to help assess the performance of the Chairman and CEO in addition to the financial results of the Company and performance against his annual objectives. Among other things, the Committee evaluates his ability: to act as a role model for ethics and integrity; to give serious attention to succession planning; to challenge the organization to exceed expected outcomes and results; to make long-term decisions that create competitive advantage; and to be effective overall as a leader.

Following an evaluation of the CEO’s performance, the Committee reviews the CEO’s total compensation package, including base salary, short term incentive awards, long term incentive awards, benefits, and perquisites. The components of Mr. Peterson’s compensation for fiscal 2004 are identified below under “—Summary Compensation Table.” In addition, for information regarding certain pension benefits for which Mr. Peterson is eligible, please see “—Pension Plans.”

Avaya Inc. Deferred Compensation Plan

The Avaya Inc. Deferred Compensation Plan is an unfunded, deferred compensation plan maintained primarily for our executive officers, including the CEO, and for members of the Board of Directors who are not employees of the Company. The purpose of the plan is to provide a means by which eligible employees and Non-employee Directors may defer the receipt of certain forms of compensation while at the same time giving the Company the present use of the compensation so deferred. As administered, the plan permits our executives to defer the receipt of shares of Common Stock underlying vested restricted stock units. Benefits under the plan are paid directly by the Company out of its general assets when due. As of October 1, 2004, of the executive officers listed in the Summary Compensation Table, only Mr. Peterson has elected to defer the receipt of shares of Common Stock underlying vested restricted stock units. Please see “Security Ownership of Certain Beneficial Owners and Management” for more information.

Tax Deductibility of Compensation

The Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. Avaya’s policy is to have all compensation fully deductible; however, Avaya reserves the right to pay compensation that is not deductible if it is in the best interest of Avaya. The Compensation Committee and Avaya have carefully considered the impact of these tax laws and have taken certain actions intended to preserve Avaya’s tax deduction with respect to any affected compensation.

Conclusion

The Committee feels confident that, with the assistance of compensation consultants and through benchmarking, the Company’s salary, bonus and equity-based programs help enable the Company to effectively attract, retain and motivate a high caliber management team. In addition, the Committee believes that, by thoroughly reviewing all elements of compensation, including benefits and perquisites awarded to executive officers, including the CEO, the Committee has fostered a competitive total rewards package designed to promote Avaya’s pay-for-performance philosophy.

Compensation Committee
Philip A. Odeen (Chairman)
Joseph P. Landy
Hellene S. Runtagh
Richard F. Wallman
Ronald L. Zarrella

PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG AVAYA INC., THE S&P 500 INDEX
AND THE S&P 500 INFORMATION TECHNOLOGY INDEX

	8/31/00	9/18/00	9/30/00	3/31/01	9/30/01	3/31/02	9/30/02	3/31/03	9/30/03	3/31/04	9/30/04
Avaya Inc.		$100.00	$111.89	$63.41	$48.29	$36.00	$6.98	$9.95	$53.17	$77.46	$68.00
S&P 500	$100.00		$94.72	$76.96	$69.51	$77.14	$55.27	$58.04	$68.75	$78.43	$78.29
S&P 500 Information Technology	$100.00		$81.28	$40.13	$29.78	$37.15	$20.54	$25.02	$32.76	$36.05	$33.41

*	Assumes $100.00 invested on September 18, 2000, the date on which Avaya became a publicly traded company, or on August 31, 2000, with respect to the indices, with reinvestment of dividends.

Historical stock performance during this period may not be indicative of future stock performance.

EQUITY COMPENSATION PLAN INFORMATION AS OF SEPTEMBER 30, 2004

The Company maintains the Avaya Inc. 2003 Employee Stock Purchase Plan and the Avaya Inc. 2004 Long Term Incentive Plan (the “2004 LTIP”) pursuant to which it may grant equity awards to eligible persons. The 2004 LTIP is the amended and restated Avaya Inc. Long Term Incentive Plan for Management Employees (the “Management Plan”) that was approved by shareholders at the Company’s 2004 annual meeting. As revised, the 2004 LTIP is the successor plan to the following Company plans: the Management Plan, the 2000 Long Term Incentive Plan, the 2000 Stock Compensation Plan for Non-Employee Directors and the Broad-Based Stock Option Plan.

The following table gives information about equity awards under the Company’s above-mentioned plans as of September 30, 2004.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	41,792,521	(3)	$10.9866	57,789,897	(4)(5)
Equity compensation plans not approved by shareholders(2)	498,786		$10.8827	0
Total	42,291,307		$10.9854	57,789,897

(1)	In connection with the spin-off of Avaya by Lucent on September 30, 2000, Avaya assumed certain stock options granted to Avaya employees through Lucent plans, pursuant to which such stock options are exercisable for 7,700,063 shares of Avaya Common Stock. These options have a weighted average exercise price of $25.8968 per share. In addition to options, there is an aggregate of 530,803 shares of Common Stock underlying stock awards that have vested the receipt of which has been deferred. No further awards will be made under these assumed plans. Statistics regarding the assumed options and deferred shares are not included in the above table.

(2)	This figure reflects discretionary grants made prior to January 1, 2003 to Non-employee Directors of the Company under individual agreements not pursuant to a stock option plan of the Company. These grants were made to attract and retain qualified persons who are not employees of the Company for service as members of the Board of Directors by providing such members with an interest in the Company’s success and progress. The awards are ten-year term non-qualified options to purchase Common Stock. The price of the options is the fair market value on the date the options are granted. The options become exercisable six months from the date of grant.

(3)	This amount includes an aggregate of 798,155 shares of Common Stock the receipt of which has been deferred under the terms of the Avaya Inc. Deferred Compensation Plan. Since the shares have no exercise price, they have been excluded from the weighted average calculations in Column (b).

(4)	This amount includes an aggregate of 2,187,002 shares representing outstanding restricted stock unit awards vesting through 2008 and 27,179,570 shares remaining available for purchase under the 2003 Employee Stock Purchase Plan.

(5)	In February 2001, the Company acquired VPNet Technologies, Inc. and assumed stock options under the VPNet Technologies, Inc. 1996 Stock Option Plan pursuant to which such stock options are exercisable for 124,699 shares of Avaya Common Stock. These options have a weighted average exercise price of $7.3066 per share. No further awards will be made under the VPNet plan. Statistics regarding the assumed options are not included in the above table.

PENSION PLANS

Upon Avaya’s spin-off from Lucent, Avaya adopted a non-contributory pension plan, known as the Avaya Inc. Pension Plan for Salaried Employees (“APPSE”), that covers salaried employees, including executives. Additionally, at that time, Avaya adopted a non-contributory supplemental pension plan. In September 2003, Avaya announced that, effective December 31, 2003, the pension benefit accruals provided under the APPSE would be frozen. Additionally, corresponding changes to the supplemental pension plan and the Avaya Inc. Savings Plan for Salaried Employees (“ASPSE”) also were made. The following is a summary description of the terms of the APPSE and the supplemental pension plan, in each case as modified in accordance with the announcement made in September 2003.

Participants were given full credit under the APPSE for service and compensation accrued prior to the separation from Lucent under the Lucent pension plan. The APPSE was established on October 1, 2000 and it has two separate programs, the Service Based Program and Account Balance Program.

For employees hired prior to 1999, the Service Based Program provides for annual pensions computed on a modified career average pay such that a participant’s benefit is equal to:

•	1.4% of the participant’s average annual pension eligible pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999; plus

•	1.4% of the participant’s pension eligible pay from January 1, 1999 through December 31, 2003 including the annual bonus award paid in December 1997.

Participants must be at least age 55 with at least 15 years of service to become eligible for a service pension under the APPSE. Furthermore, if the sum of the participant’s age and service is not at least equal to 80 years, a 3% reduction per year will be applied to the pension amount. After December 31, 2003, the participant’s age and service will continue to count toward meeting this eligibility and, as applicable, reduce or eliminate the discount. However, the pension benefit will be the frozen amount accrued as of December 31, 2003.

The Account Balance Program was established generally for employees hired on or after January 1, 1999. The Account Balance Program is a cash balance pension plan, which adds age-based pay credits and interest credits to a participant’s account annually. The age-based pay credits range from 3% to 10%. Interest credits are determined annually and will be no less than 4%, but no greater than 10%. The final age-based pay credit was made on January 1, 2004 for plan year 2003. Because accrued benefits have been frozen, no further pay credits will be made to a participant’s account. Interest credits, however, will continue to be made every December 31. No new employees hired after December 31, 2003 will participate in the APPSE.

Pension amounts under the APPSE are not subject to reductions for Social Security benefits or other offset amounts. Average annual pay includes base salary and certain pension-eligible bonus awards. However, federal laws place limitations on compensation amounts that may be included under the APPSE.

Pension amounts based on the pension plan formula, which exceed the applicable Code limitations with respect to qualified plans, are paid under the supplemental pension plan. Compensation amounts that exceed the applicable federal limitations, including amounts related to bonus awards, are taken into account under our supplemental pension plan. This plan is a non-contributory plan, and uses the same formula and eligibility rules as the APPSE to provide supplemental pension benefits to salaried employees, including Avaya executives.

Aside from paying pension benefits above the applicable Code limitations as accrued up to December 31, 2003, the supplemental pension plan had a minimum pension benefit provision that was eliminated effective December 31, 2003. Additionally, the mid-career provision of the supplemental pension plan, which provided for certain benefits based on factors including date of hire and job levels at date of hire and termination, was frozen as of December 31, 2003. As of September 30, 2004, the estimated annual frozen pension benefits payable upon retirement at normal retirement age (65) for each of the executive officers listed in the Summary Compensation Table was as follows:

Name	Age 65 Annuity
Donald K. Peterson	$242,762
Garry K. McGuire	$ 30,962
Michael C. Thurk	$ 17,038
Louis J. D’Ambrosio	$ 9,969
Francis M. Scricco*	—

*	Mr. Scricco joined the Company on March 29, 2004. As a result, he is not eligible for pension benefits upon retirement.

In connection with the changes made to the APPSE and the supplemental pension plan, Avaya created the Avaya Inc. Savings Restoration Plan (“ASRP”), in which all executive officers are eligible to participate. The ASRP is a non-qualified deferred compensation plan designed to restore contribution opportunities lost under the ASPSE as a result of Code limits, and it was implemented in light of the fact that pension benefits were frozen effective December 31, 2003. The ASRP provides that executives will be able to defer and receive company allocations that cannot be received under the ASPSE due to limitations imposed by the Code. For information on amounts received by our executive officers, including the CEO, under the ASRP, please see “—Summary Compensation Table” below.

It is anticipated that some of our non-qualified executive benefit plans, including the supplemental pension plan and the ASRP, will be supported by a benefits protection trust, the assets of which will be subject to the claims of our creditors. In the event of a change in control or a potential change in control of Avaya, certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Change in Control Arrangements

Incentive Plans

Avaya Inc. 2004 Long Term Incentive Plan

The Avaya Inc. 2004 Long Term Incentive Plan generally provides that, unless our Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control”: (i) any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to any restricted stock awards will lapse; and (iii) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. In addition, if a “change in control” occurs or is to occur during a performance period, the Compensation Committee shall determine the extent to which performance awards shall vest or shall be adjusted in light of such change in control.

The plan defines “change in control” to mean, generally: (i) an acquisition by any individual, entity or group (other than an acquisition directly from Avaya) of beneficial ownership of 50% or more of either the then-outstanding shares of our Common Stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of Directors; (ii) a change in the composition of a majority of our Board of Directors which is not supported by our current Board of Directors; (iii) subject to certain exceptions, the approval by the shareholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets of or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation; or (iv) the approval of the shareholders of our complete liquidation or dissolution.

Avaya Inc. Deferred Compensation Plan

With respect to deferrals made prior to January 1, 2005, unless a contrary advance election is made, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practicable following a change in control. With respect to those deferrals, the definition of “change in control” under the Deferred Compensation Plan is substantially similar to the definition used for the Avaya Inc. 2004 Long Term Incentive Plan, but the change in control trigger under the Deferred Compensation Plan is 20% as opposed to 50%. See “—Avaya Inc. 2004 Long Term Incentive Plan” above. With respect to deferrals made on or after January 1, 2005, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practical following a change in control. With respect to those deferrals, the definition of “change in control” will comply with regulations to be promulgated by the Internal Revenue Service.

Avaya Inc. Savings Restoration Plan

As described under “—Pension Plans” above, the ASRP provides certain eligible employees, including the executive officers named in the Summary Compensation Table, certain benefits otherwise limited under the ASPSE as a result of limitations under the Code. The plan provides that certain allocations made pursuant to the plan will be paid following a “change in control.” The definition of “change in control” for the purposes of the ASRP is substantially similar to the definition used for the Avaya Inc. 2004 Long Term Incentive Plan. See “—Avaya Inc. 2004 Long Term Incentive Plan” above.

Severance Agreements

Avaya entered into agreements with each of Messrs. Peterson and McGuire effective September 1, 2001, with Mr. Thurk, effective January 10, 2002, with Mr. D’Ambrosio, effective December 18, 2002, and with Mr. Scricco effective March 29, 2004, providing for certain severance benefits in the event of the termination of the employment of such executive officer following a change in control. Each of the agreements has a term of one year and will renew automatically each year thereafter unless terminated by our Board of Directors. The Compensation Committee annually reviews these agreements and makes a determination whether or not to renew them.

Effective September 1, 2004, each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco entered into severance agreements replacing the prior agreements following the annual review conducted by our Board of Directors. Under each agreement, severance is payable upon a company-initiated termination or a termination initiated by the applicable executive officer with good reason within two years following a change in control. The definition of “good reason” includes a reduction in that executive officer’s compensation, substantial change in that executive officer’s work location or the assignment of additional duties inconsistent in any material respect with, or materially greater in scope than, that executive officer’s duties and responsibilities immediately prior to such change in control without an appropriate increase in targeted compensation. The definition of change in control is substantially similar to the definition used for the purposes of the Avaya Inc. 2004 Long Term Incentive Plan. See “—Incentive Plans—Avaya Inc. 2004 Long Term Incentive Plan” above.

The agreements provide that Mr. Peterson shall be entitled to a severance benefit equal to three times the sum of his annual base salary and target bonus, while each of the other executive officers shall be entitled to two times the sum of their respective annual base salaries and target bonuses. In addition, these executive officers are entitled to continuation of medical and life insurance and a pension enhancement payment for the period of severance. The company will also generally pay to these executive officers an amount covering any excise tax on these benefits.

Involuntary Separation Plan

The Avaya Involuntary Separation Plan for Senior Officers, effective October 13, 2001, is designed to provide a specific payment and certain benefit enhancements to eligible “Senior Officers” of Avaya and its affiliated companies and subsidiaries in the event that their employment is involuntarily terminated under certain conditions. Eligible “Senior Officers” include all senior officers who report directly to the CEO, including Messrs. McGuire, Thurk, D’Ambrosio and Scricco, who are designated “At Risk” under the Avaya Force Management Program Guidelines. The CEO is not included as a participant in this plan. A Senior

Officer is “At Risk” if there is a company initiated termination other than for “cause,” which is defined as: (i) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (ii) gross omission or gross dereliction of any statutory or common law duty of loyalty to Avaya; or (iii) any other violation of Avaya’s Code of Conduct. “At Risk” does not include any termination that is caused by or results from a change in control of Avaya, and, as a result, this plan does not apply where one of the agreements listed under “—Severance Agreements” above is triggered. In the event that a Senior Officer is involuntarily terminated by the Company other than for “cause,” that Senior Officer is entitled to receive under the plan, upon executing a termination agreement and release, 150% of his final annual base salary, along with certain other benefits to continue for a period of time post-closing, including, but not limited to, certain medical benefits, financial counseling and outplacement services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since April 2002. From September 2000 to April 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions.” Mr. Landy may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he may incur as a result of serving as a Director of Avaya.

During fiscal 2004 Mr. Peterson served on the board of directors of Reynolds and Reynolds. During that period, Reynolds and Reynolds paid approximately $500,000 to the Company for the purchase of certain equipment and software, installation and other services for that company’s facilities and for continuation of other communications-related services. Mr. Odeen is Chairman and Interim Chief Executive Officer of Reynolds and Reynolds and Chairman of Avaya’s Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for services rendered in all capacities during the last fiscal year to our Chief Executive Officer and our other four most highly compensated executive officers.

		Annual Compensation					Long-term Compensation Awards
							Awards			Payouts
	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Donald K. Peterson,	2004	940,000	2,100,400		75,909	(7)	—		—	—	49,106	(11)(12)
Chairman of the Board,	2003	940,000	1,032,000		80,384	(7)	442,000	(8)	1,400,000	—	15,131	(11)(12)(13)
President and Chief	2002	940,000	—		88,458	(7)	504,800	(9)	400,000	—	22,580	(11)(12)(13)
Executive Officer

Garry K. McGuire,	2004	466,667	657,000		46,273	(7)	—		125,000	—	125,729	(11)(12)(14)
Chief Financial Officer and	2003	450,000	359,000		42,953	(7)	1,430,000	(8)	900,000	—	8,810	(11)(12)
Senior Vice President —	2002	450,000	—		44,522	(7)	157,750	(9)	150,000	—	5,825	(11)(12)
Corporate Development

Michael C. Thurk,	2004	475,000	664,000		32,284	(7)	—		125,000	—	22,985	(11)(12)
Group Vice President —	2003	466,667	364,000		39,622	(7)	1,430,000	(8)	1,000,000	—	5,906	(11)(12)
Enterprise Communications	2002	311,594	230,000	(4)	12,600	(7)	945,250	(9)	400,000	—	3,463	(11)(12)
Group (1)

Louis J. D’Ambrosio,	2004	475,000	664,000		37,659	(7)	—		125,000	—	39,240	(11)(12)(15)
Group Vice President —	2003	374,242	828,000	(5)	34,259	(7)	1,350,000	(8)	1,000,000	—	315,627	(11)(12)(16)
Global Sales, Channels &
Marketing(2)

Francis M. Scricco,	2004	242,663	827,400	(6)	21,028	(7)	1,558,000	(10)	700,000	—	36,289	(11)(12)(17)
Group Vice President —
Avaya Global Services(3)

(1)	Mr. Thurk became Group Vice President, Systems on January 10, 2002, and later assumed the title of Group Vice President—Enterprise Communications Group.

(2)	Mr. D’Ambrosio became Group Vice President—Global Services on December 18, 2002 and later assumed the title of Group Vice President—Global Sales, Channels & Marketing.

(3)	Mr. Scricco became Group Vice President—Avaya Global Services on March 29, 2004.

(4)	The amount shown represents a $230,000 payment made pursuant to Mr. Thurk’s offer of employment.

(5)	Includes a payment of $460,000 made pursuant to Mr. D’Ambrosio’s offer of employment.

(6)	Includes a payment of $250,000 made pursuant to Mr. Scricco’s offer of employment.

(7)	Includes tax reimbursement payments and certain fringe benefits. In addition, for Mr. Peterson, amounts include payments of above-market interest on deferred compensation payable with respect to deferred compensation accounts that were assumed by Avaya in connection with the spin-off from Lucent, which accounts have since been distributed.

Fringe benefits include financial counseling services, a car allowance, reimbursement for home security systems, and limited use of the corporate aircraft and automobiles for personal reasons. To the extent that any fringe benefit received exceeds 25% of the total amount shown, the Company is required to specifically identify that fringe benefit in a footnote or otherwise.

Along those lines, in 2004, Mr. Peterson had personal use of company aircraft with an incremental cost to the Company of $23,381. In addition, Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco received financial counseling services valued at $30,000, $19,544, $15,215, $20,000, and $6,296, respectively; and Messrs. McGuire, Thurk, D’Ambrosio and Scricco received a company car allowance of $16,800, $16,800, $16,800 and $9,800, respectively.

In 2003, (i) Mr. Peterson had personal use of company aircraft with an incremental cost to the Company of $17,065; (ii) Messrs. Peterson, McGuire, Thurk and D’Ambrosio received financial counseling services valued at $30,000, $18,146, $19,895 and $20,000, respectively; and (iii) Messrs. McGuire, Thurk and D’Ambrosio received a company car allowance of $16,800, $16,800 and $14,000, respectively.

In 2002, (i) Mr. Peterson had personal use of company aircraft with an incremental cost to the Company of $29,938; (ii) Messrs. Peterson and McGuire received financial counseling services valued at $24,069 and $20,000, respectively; and (iii) Messrs. McGuire and Thurk received a company car allowance of $16,800 and $12,600, respectively.

(8)	Amounts for 2003 are calculated based upon 200,000 restricted stock unit grants to Mr. Peterson on November 8, 2002 at the closing price of $2.21; 200,000 restricted stock units to Mr. McGuire on July 8, 2003 at the closing price of $7.15; 200,000 restricted stock units granted to Mr. Thurk on July 8, 2003 at a closing price of $7.15; and 500,000 restricted stock units granted to Mr. D’Ambrosio on December 18, 2002 at a closing price of $2.70. Holders of these restricted stock units are not entitled to receive dividends on their restricted stock units.

(9)	Amounts for 2002 are calculated based upon 80,000 and 25,000 restricted stock units granted to each of Messrs. Peterson and McGuire, respectively, on April 18, 2002 using the closing market price for common stock on that date of $6.31 per share. Mr. Thurk was given an inaugural grant of 75,000 restricted stock units on January 10, 2002 at a closing price of $10.50 per share and an April 18, 2002 grant of 25,000 restricted stock units at a closing price of $6.31 per share.

(10)	Mr. Scricco was given an inaugural grant of 100,000 restricted stock units on March 29, 2004 at the closing price of $15.58. The restricted stock unit award vests 50% on March 29, 2007 and 50% on March 29, 2008.

The total number of restricted stock units held by Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco on September 30, 2004 was 240,000, 158,334, 233,334, 333,334 and 100,000, respectively. The value of these restricted stock unit holdings on that date was $3,345,600, $2,207,176, $3,252,676, $4,646,676 and $1,394,000, respectively, based upon the closing price of Avaya Common Stock on the NYSE on September 30, 2004, which was $13.94 per share. Holders of these restricted stock units are not entitled to receive dividends on their restricted stock units.

(11)	In 2004, company contributions to savings plans for Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco totaled approximately $42,300, $21,150, $20,350, $15,325 and $14,560, respectively. These amounts include company contributions to the Avaya Inc. Savings Restoration Plan, which was implemented in 2004. For additional information on the Avaya Inc. Savings Restoration Plan, please see “—Pension Plans” above. In 2003, company contributions to savings plans for Messrs. Peterson, McGuire, Thurk and D’Ambrosio totaled approximately $3,790, $4,604, $3,510 and $1,906, respectively. In 2002, company contributions to savings plans for Messrs. Peterson, McGuire and Thurk totaled approximately $2,500, $2,500 and $1,751, respectively.

(12)	Includes $6,806, $4,579, $2,635, $971 and $2,024 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk, D’Ambrosio and Scricco, respectively, for 2004. Includes $6,266, $4,206, $2,396 and $809 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire, Thurk and D’Ambrosio, respectively, for 2003. Includes $4,861, $3,325 and $1,712 for insurance premiums paid on behalf of each of Messrs. Peterson, McGuire and Thurk, respectively, for 2002. For 2002, amounts indicated for each of Messrs. Peterson and McGuire represent payments for a period of less than a full fiscal year as, for part of the year, each of those individuals was covered by a split-dollar life insurance policy under which no premium was paid by Avaya. Premiums under those split-dollar policies were paid by Lucent prior to fiscal 2001 and such split-dollar policies have since terminated.

(13)	For 2003 and 2002, this amount includes a total of $5,075 and $15,219, respectively, of interest earned on the special deferred compensation account established in connection an employment agreement with Mr. Peterson that had been assumed by Avaya. The employment agreement, which was entered into by Mr. Peterson and AT&T in 1995, and subsequently assumed by Lucent, required Lucent to establish a special deferred compensation account in the amount of $190,000. In connection with our separation from Lucent, we assumed Lucent’s obligations under the agreement. Mr. Peterson elected to receive a distribution of funds from this account and the account was closed on November 4, 2002.

(14)	Includes a $100,000 “spot” award to Mr. McGuire for performance during fiscal 2004.

(15)	Includes $22,944 for relocation payments for Mr. D’Ambrosio in 2004, including the appropriate tax gross-up.

(16)	Includes $312,912 for Mr. D’Ambrosio in 2003 for relocation payments, including the appropriate tax gross-up.

(17)	Includes $19,705 for temporary housing for Mr. Scricco in 2004, including the appropriate tax gross-up.

OPTION GRANTS IN FISCAL 2004

The following table sets forth information concerning individual grants of stock options made under the Avaya Inc. 2004 Long Term Incentive Plan and its predecessor plans, the Avaya Inc. 2000 Long Term Incentive Plan and the Avaya Inc. Long Term Incentive Plan for Management Employees, during fiscal 2004 to each of the executive officers listed in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options Granted(1) (#)	% of Total Options Granted to Employees During Fiscal 2004	Exercise or Base Price ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
Name					5%	10%
Donald K. Peterson	—	—	—	—	—	—
Garry K. McGuire	125,000	1.2	13.2500	11/16/2010	697,125	1,602,979
Michael C. Thurk	125,000	1.2	13.2500	11/16/2010	697,125	1,602,979
Louis J. D’Ambrosio	125,000	1.2	13.2500	11/16/2010	697,125	1,602,979
Francis M. Scricco	700,000	6.8	15.6250	03/28/2011	4,408,337	10,315,209

(1)	Options granted to Messrs. McGuire, Thurk and D’Ambrosio expire on November 16, 2010 and vest one-third annually on the first, second and third anniversaries of the grant date. The options awarded to Mr. Scricco expire on March 28, 2011, and they vest one-third on the first anniversary of the grant date, and one-thirty-sixth of the total grant vests monthly thereafter, such that the grant vests fully on March 29, 2007. Vesting will, in certain cases, be accelerated upon the occurrence of a “change in control.” See “—Employment Contracts and Change in Control Arrangements—Incentive Plans.”

(2)	The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of Common Stock price.

AGGREGATE OPTION EXERCISES IN FISCAL 2004
AND VALUES AS OF SEPTEMBER 30, 2004

The following table sets forth information concerning each exercise of stock options during fiscal 2004 by each of the executive officers listed in the Summary Compensation Table and the value of unexercised options as of September 30, 2004.

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options (#)		Value of Unexercised In-the-Money Options ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald K. Peterson	4,500	50,285	4,614,105	848,611	9,245,633	8,993,137
Garry K. McGuire	220,000	2,392,112	1,213,333	641,667	3,018,239	5,639,711
Michael C. Thurk	202,778	2,139,583	293,054	779,168	1,903,146	6,523,133
Louis J. D’Ambrosio	100,000	1,147,400	337,500	687,500	3,796,875	6,414,375
Francis M. Scricco	—	—	—	700,000	—	—

(1)	Calculated using the fair market value of a share of Avaya Common Stock on September 30, 2004, which was $13.94.

By Order of the Board of Directors

Pamela F. Craven
Secretary

January 4, 2005

APPENDIX A

AVAYA INC.

CHARTER
OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Adopted November 2, 2000
As Amended Through December 16, 2004

Purpose

1.1    The Audit Committee (the “Committee”) is appointed by the Board of Directors of Avaya Inc. (the “Company”) to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities.

1.2    The Committee’s primary audit committee duties and responsibilities are to assist the Board with respect to:

•	The adequacy and integrity of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial reports to the public.

•	The independence, qualifications and performance of the Company’s internal auditors (the “Internal Auditor”) and external independent auditor (“Independent Auditor”).

•	The Company’s compliance with certain legal and regulatory requirements.

1.3    The Committee shall have the authority, in its discretion, to conduct investigations and retain independent legal, accounting or other consultants or experts to advise the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Independent Auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee, as well as for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Composition

2.1    The Committee shall be comprised of not less than three members, all of whom shall be non-employee directors of the Company.

2.2    All members of the Committee shall meet the independence requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

2.3    The members of the Committee shall serve one-year terms, and shall be elected annually by the Board, upon nomination by the Governance Committee, on such date as the Board shall determine. The members of the Committee may be replaced by the Board.

2.4    Each Committee member shall be financially literate as such qualification is interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.

2.5    The Committee Chair shall have accounting or related financial management expertise as the Board interprets such qualification in its business judgment.

2.6    At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission.

Committee Meetings

3.1    The Committee shall hold meetings at least quarterly each fiscal year, and at any additional time as either the Board or Committee deems necessary.

3.2    The Committee may request that members of management, any employee of the Company, the Company’s outside counsel and/or the Company’s Independent Auditor be present at meetings as needed.

3.3    The Committee shall meet at least quarterly, in separate private sessions, with each of (i) management, (ii) the Company’s senior internal auditing officer, and (iii) the Independent Auditor.

3.4    The Committee may form, and delegate authority to, subcommittees when appropriate, including, without limitation, the authority to pre-approve permitted audit related and non-audit services.

3.5    Minutes of each meeting will be kept and distributed to the entire Board.

General Principles as to Independent Auditor

4.1    The following principles shall apply with respect to the Committee and the Company’s Independent Auditor:

a.    The Committee shall have the sole and direct authority to engage, appoint, evaluate, compensate or replace the Independent Auditor.

b.    The Committee shall be directly responsible for the oversight of the work of the Independent Auditor (including resolution of disagreements between management and the Independent Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Independent Auditor shall report directly to the Audit Committee.

c.    The Committee shall review and approve in advance all audit, audit related and non-audit services (to the extent permitted by and consistent with the requirements of the Exchange Act).

d.    The Committee shall review and approve in advance all fees to be paid to the Independent Auditor for audit, audit related and non-audit services consistent with the requirements of the Exchange Act.

e.    If the Company’s Independent Auditor identifies a significant problem that is not being adequately addressed by management, it shall be communicated to the Committee.

4.2    The Committee shall obtain and review an annual report from the Independent Auditor describing:

(a)    the Independent Auditor’s internal quality-control procedures;

(b)    any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm;

(c)    any steps taken to deal with any such issues; and

(d)    any matters described in reports filed by the Independent Auditor with the Public Company Accounting Oversight Board.

4.3    The Independent Auditor shall report to the Committee:

(a)    all critical accounting practices and policies to be used;

(b)    all alternative accounting treatments; and

(c)    other written communications with management, such as the management letter provided by the Independent Auditor and the Company’s response to that letter as well as any schedule of unadjusted audit differences.

4.4    The Committee shall undertake the following with respect to the Independent Auditor’s independence:

a.    Ensure that the Independent Auditor submits annually, a formal written statement including the written disclosures required by Independence Standards Board Standard No. 1 delineating all relationships between the Independent Auditor and the Company.

b.    Actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

c.    Consider whether the provision of non-audit services by the Independent Auditor is compatible with maintaining the independence of the Independent Auditor

Primary Responsibilities

Financial Reporting and Disclosure

5.1    The Committee shall review and discuss with management and the Independent Auditor the audited financial statements of the Company, the results of the year-end audit by the Independent Auditor and the other financial information, including management’s discussion and analysis of financial condition and results of operations, included in the Company’s Form 10-K.

5.2    The Committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61.

5.3    Based on the review and discussions with management and the Independent Auditor referred to in this charter the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company’s Annual Report on Form 10-K (or incorporated by reference to the Annual Report to Shareholders).

5.4    The Committee shall discuss with management and the Company’s Independent Auditor the Company’s quarterly financial statements and management’s discussion and analysis of financial condition and results of operations included in the Company’s Form 10-Q and shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71, in each case prior to filing the Form 10-Q with the Securities and Exchange Commission.

Audits/Internal Controls

5.5    The Committee shall review the proposed audit plans of the Internal Auditor for the coming year and the coordination of such plans with the Independent Auditor and shall review and discuss with management the results of such audits.

5.6    The Committee shall discuss with management, the Independent Auditor and the Internal Auditor:

a.    The adequacy of the Company’s internal accounting controls and the financial reporting process.

b.    The status of internal control recommendations made by the Independent Auditor and the Internal Auditor.

c.    The certifications of the Company’s annual and quarterly financial statements required to be made by the Company’s CEO and CFO and the procedures performed to support those certifications.

d.    The Company’s report on internal control over financial reporting and the Independent Auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

5.7    The Committee shall review and concur in the appointment, replacement, reassignment, or dismissal of the Internal Auditor and provide input to the CFO as part of the performance evaluation of the Internal Auditor.

Compliance Oversight

5.8    The Committee shall be knowledgeable about the content and operation of the Company’s Global Ethics and Compliance program and shall exercise reasonable oversight with respect to the implementation and effectiveness of the program, including:

a.    review and evaluation of the adequacy of the Company’s Ethics and Compliance Program (the “Program”) to ensure the Program addresses ethical conduct and compliance with civil and criminal laws.

b.    discussions with the Company’s General Counsel and, as the Committee may deem appropriate, other leaders of the Program, on the adequacy of the policies and practices of the Company related to compliance with key regulatory requirements, conflicts of interest and ethical conduct.

c.    establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

d.    periodic review of the Company’s policies with respect to risk assessment, including, but not limited to, key legal and compliance risk exposures, and the steps management has taken to monitor and control such exposures, and the use of these assessments to modify the Company’s Program in order to meet emerging threats to compliance.

Other

 5.9    The Committee shall periodically receive reports from and discuss with the Company’s General Counsel any material government investigations, litigation or legal matters.

5.10    The Committee shall:

a.    Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

b.    Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

c.    Review and reassess the adequacy of the Policy Regarding the Independent Auditor, proposing changes as necessary.

5.11    The Committee shall discuss and preview with management earnings press releases, financial information and earnings guidance (including the use of non-GAAP financial measures) provided to analysts and rating agencies prior to their release.

5.12    The Committee shall report to the full Board of Directors all significant items discussed at any Committee meeting.

5.13    The Committee shall conduct an annual performance evaluation of the Committee.

Scope of Responsibilities

6.1    While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Conduct.

6.2    The Committee shall have such additional responsibilities related to financial matters of the Company as the Board may, from time to time, assign to the Committee.

A-4

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	VOTE BY INTERNET - www.proxyvote.com

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Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Avaya Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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To sign up for electronic delivery, please follow the instructions above to
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR
Item 1.
							For	Withhold	For All	To withhold authority to vote for any individual
1.	Directors’ Proposal - Election of Class 1 Directors:						All	All	Except:	nominee, write the number of the nominee
below.
	01)	Philip A. Odeen	03)	Paula Stern
	02)	Hellene S. Runtagh	04)	Richard F. Wallman			☐	☐	☐

Note: With respect to other matters that properly come before the meeting, this proxy will be voted in the discretion of the named proxies.

Please sign exactly as name appears on proxy.   If held in joint tenancy, all persons must sign.   Trustees, administrators, etc., should
include title and authority.   Corporations should provide full name of corporation and title of authorized officer signing the proxy.

For address changes/comments, please check this box and write them on the back where indicated						☐

Please indicate if you plan to attend this meeting					☐	☐

					Yes	No

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)			Date

ADMISSION TICKET

AVAYA INC.
2005 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, February 15, 2005
9:00 a.m. Eastern Standard Time

Raritan Valley Community College
Rt. 28 and Lamington Road
North Branch, New Jersey 08876

This admission ticket admits only the named shareholder.

Directions:

From the NORTH	From the EAST

Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approx. 3 miles to Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (county road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College.

Take Interstate 78 WEST. Proceed on 78 WEST and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (county road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College.

From the SOUTH	From the WEST

Take Interstate 287 NORTH to the Route 22 WEST exit. After approx. 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light.  Proceed straight to enter the College.

Take Interstate 78 EAST to Exit 26 (Lamington/North Branch). Turn right at light onto Lamington Road (county road 665). Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (county road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted, and no cans, coolers or bottles are permitted inside the Annual Meeting. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

211 Mt. Airy Road	Proxy
Basking Ridge, New Jersey 07920

This proxy is solicited by the Board of Directors for use at the 2005 Annual Meeting of Shareholders to be held on Tuesday, February 15, 2005.

The shares of Common Stock you hold will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Donald K. Peterson, Garry K. McGuire and Amarnath K. Pai, each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

If shares of Common Stock are issued to or held for your account under any employee savings plan, then by signing this proxy you hereby direct the trustee or other fiduciary of such plan to vote these shares of Common Stock in such plan in your name and/or account in accordance with the instructions given herein, including the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.